Exhibit 99.1
Flextronics contacts:
Thomas J. Smach
Chief Financial Officer
+1.408.576.7722
investor_relations@flextronics.com
Renee Brotherton
Vice President, Corporate Communications
+1.408.576.7189
renee.brotherton@flextronics.com

FLEXTRONICS ANNOUNCES THIRD QUARTER RESULTS
Net sales increase 67% to record $9.1 billion
Adjusted net income increases 84% to $250 million
Adjusted EPS increases 30% to $0.30
Singapore, January 29, 2008 — Flextronics (NASDAQ: FLEX) today announced results for its third quarter ended December 31, 2007 as follows:

(US$ in millions, except EPS)	Three Month Periods Ended		Nine Month Periods Ended
	December 31,	December 31,	December 31,	December 31,
	2007	2006	2007	2006
Net sales	$9,069	$5,415	$19,783	$14,177
GAAP operating income	$22	$153	$317	$300
Adjusted operating income (1)	$300	$161	$625	$429
GAAP net income	$(774)	$119	$(547)	$388
Adjusted net income (1)	$250	$136	$530	$356
GAAP EPS	$(0.94)	$0.20	$(0.80)	$0.66
Adjusted EPS (1)	$0.30	$0.23	$0.77	$0.60

(1)	A reconciliation of non-GAAP financial measures to GAAP financial measures is presented in Schedule II of this press release.
Third Quarter Results
Revenue increased $3.7 billion, or 67%, from the year ago quarter to a record high $9.1 billion in the December 2007 quarter. Adjusted operating profit increased $139 million, or 86%, from the year ago quarter to $300 million in the December 2007 quarter while adjusted operating margin improved 30 basis points from 3.0% to 3.3% over the same time period. Adjusted net income increased $114 million, or 84%, from the year ago quarter to $250 million in the December 2007 quarter while adjusted EPS increased 30% from $0.23 to $0.30 over the same time period.
Cash amounted to $1.8 billion at December 31, 2007. Operating cash flow generated $534 million and $1.05 billion in the three and nine month periods ended December 31, 2007, respectively. Free cash flow (operating cash flow less net capital expenditures) amounted to $470 million and $840 million in the three and nine month periods ended December 31, 2007, respectively.

“Overall demand in the December quarter was exceptionally strong as revenues and earnings exceeded the high end of our guidance,” said Thomas Smach, chief financial officer of Flextronics. “Actual revenue in the quarter was $9.1 billion versus our guidance of $8.5 billion and adjusted EPS was $0.30 versus our guidance of $0.26.”
“Our strong financial position provides us with substantial flexibility to make synergistic investments to enhance our competitiveness, expand our capabilities, drive revenue growth and enhance profitability,” said Mike McNamara, chief executive officer of Flextronics. “We remain intensely focused on generating a higher return on capital while growing our business, as evidenced by the return on invested capital of 11.9%, which increased 70 basis points from the previous quarter.”
McNamara concluded by stating, “I am very proud of the dedication and hard work of our employees and management across the globe in making this a record quarter for Flextronics while successfully integrating Solectron, the largest acquisition in our company’s history.”
Guidance
The Company reiterated its previously provided March 2008 quarter guidance of revenue in the range of $7.5 — $7.9 billion and adjusted EPS in the range of $0.22 — $0.24.
GAAP earnings per share are expected to be lower than the guidance provided herein by approximately $0.05 for quarterly intangible amortization and stock-based compensation expense and by approximately $0.19 — $0.27 per share for the previously announced remaining restructuring and other charges relating to the Solectron acquisition.
Conference Calls and Web Casts
A conference call hosted by Flextronics’s management will be held today at 1:30 p.m. PST to discuss the Company’s financial results for the third quarter ended December 31, 2007. This call will be broadcast via the Internet and may be accessed by logging on to the Company’s website at www.flextronics.com. Additional information in the form of slide presentations may also be found on the Company’s site. Replays of the broadcasts will remain available on the Company’s website afterwards.
Minimum requirements to listen to the broadcast are Microsoft Windows Media Player software (free download at http://www.microsoft.com/windows/windowsmedia/download/default.asp) and at least a 28.8 Kbps bandwidth connection to the Internet.
About Flextronics
Headquartered in Singapore (Singapore Reg. No. 199002645H), Flextronics is a leading Electronics Manufacturing Services (EMS) provider focused on delivering complete design, engineering and manufacturing services to automotive, computing, consumer digital, industrial, infrastructure, medical and mobile OEMs. With the acquisition of Solectron, pro forma fiscal year 2007 revenues from continuing operations are more than US$30.0 billion. Flextronics helps customers design, build, ship, and service electronics products through a network of facilities in 35 countries on four continents. This global presence provides design and engineering solutions that are combined with core electronics manufacturing and logistics services, and vertically integrated with components technologies, to optimize customer operations by lowering costs and reducing time to market. For more information, please visit www.flextronics.com.
# # #
This press release contains forward-looking statements within the meaning of U.S. securities laws, including statements related to future revenue and earnings growth. These forward-looking statements involve risks and uncertainties that could cause the actual results to differ materially from those anticipated by these forward-looking statements. These risks include that revenue and earnings growth may not occur as expected; our dependence on industries that continually produce technologically advanced products with short life cycles; that we may not fully realize the expected synergies, revenues and earnings growth and cost savings from the Solectron acquisition, and that we may incur significant costs and charges associated with the acquisition; our ability to respond to changes in economic trends, to fluctuations in demand for customers’ products and to the short-term nature of customers’ commitments; competition in our industry, particularly from ODM suppliers in Asia; our dependence on a small number of customers for the majority of our sales and our reliance on strategic relationships with major customers; the challenges of effectively managing our operations, including our ability to manage manufacturing processes, control costs and manage changes in our operations; the challenges of integrating acquired companies and assets; not obtaining anticipated new customer programs, or that if we do obtain them, that they may not contribute to our revenue or profitability as expected or at all; our ability to utilize available and recently expanded manufacturing capacity; the risk of future restructuring charges that could be material to our financial condition and results of operations; our ability to design and quickly introduce world-class components products that offer significant price and/or performance advantages over competitive products; the impact on our margins and profitability resulting from substantial investments and start-up and integration costs in our components, design and ODM businesses; production difficulties, especially with new products; changes in government regulations and tax laws; not realizing expected returns from our retained interests in divested businesses; our exposure to potential litigation relating to intellectual property rights, product warranty and product liability; potential impairment of our intangible assets; our dependence on the continued trend of outsourcing by OEMs; the risks to our particular electronics and technology sector of economic instability and a slowdown in consumer spending; the effects of customer bankruptcies; supply shortages of required electronic components; the challenges of international operations, including fluctuations in exchange rates beyond hedged boundaries leading to unexpected charges; our dependence on our key personnel; and our ability to comply with environmental laws. Additional information concerning these and other risks is described under “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our reports on Form 10-K, 10-Q and 8-K that we file with the U.S. Securities and Exchange Commission. The forward-looking statements in this press release are based on current expectations and Flextronics assumes no obligation to update these forward-looking statements.

SCHEDULE I
FLEXTRONICS INTERNATIONAL LTD. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)

	Three Month Periods Ended		Nine Month Periods Ended
	December 31, 2007	December 31, 2006	December 31, 2007	December 31, 2006
GAAP:
Net sales	$9,068,658	$5,415,460	$19,782,783	$14,176,936
Cost of sales	8,538,958	5,126,311	18,648,730	13,377,737
Restructuring charges	211,780	—	221,533	95,683

Gross profit	317,920	289,149	912,520	703,516

Selling, general and administrative expenses	261,586	135,884	560,725	403,366
Restructuring charges	34,052	—	34,973	565

Operating income	22,282	153,265	316,822	299,585

Intangible amortization	21,058	7,794	51,444	23,520
Other expense, net	61,078	—	51,769	—
Interest and other expense, net	36,921	16,791	68,658	77,063

Income (loss) before income taxes	(96,775)	128,680	144,951	199,002

Provision for (benefit from) income taxes	677,636	10,089	691,477	(1,224)

Income (loss) from continuing operations	(774,411)	118,591	(546,526)	200,226

Income from discontinued operations (net of tax)	—	—	—	187,738

Net income (loss)	$(774,411)	$118,591	$(546,526)	$387,964

EPS:
GAAP	$(0.94)	$0.20	$(0.80)	$0.66

Non-GAAP	$0.30	$0.23	$0.77	$0.60

Shares used in computing GAAP per share amounts	828,147	598,534	682,024	590,658

Shares used in computing Non-GAAP per share amounts	837,112	598,534	689,690	590,658

See Schedule II for the reconciliation of GAAP to non-GAAP financials measures.

SCHEDULE II
FLEXTRONICS INTERNATIONAL LTD. AND SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES (1)
(In thousands, except per share amounts)

		Three Month Periods Ended				Nine Month Periods Ended
					% of	December 31,		December 31,	% of
		December 31, 2007	% of Sales	December 31, 2006	Sales	2007	% of Sales	2006	Sales
GAAP gross profit		$317,920	3.5%	$289,149	5.3%	$912,520	4.6%	$703,516	5.0%
Stock-based compensation expense		2,498		1,708		4,967		3,560
Restructuring and other charges	(2)	211,142		—		220,895		95,683

Non-GAAP gross profit		$531,560	5.9%	$290,857	5.4%	$1,138,382	5.8%	$802,759	5.7%

GAAP SG&A Expenses		$261,586	2.9%	$135,884	2.5%	$560,725	2.8%	$403,366	2.8%
Stock-based compensation expense		13,487		6,346		30,341		19,758
Restructuring and other charges	(2)	16,663		—		16,663		9,619

Non-GAAP SG&A Expenses		$231,436	2.6%	$129,538	2.4%	$513,721	2.6%	$373,989	2.6%

GAAP operating income		$22,282	0.2%	$153,265	2.8%	$316,822	1.6%	$299,585	2.1%
Stock-based compensation expense		15,985		8,054		35,308		23,318
Restructuring and other charges	(2)	261,857		—		272,531		105,867

Non-GAAP operating income		$300,124	3.3%	$161,319	3.0%	$624,661	3.2%	$428,770	3.0%

GAAP net income (loss)		$(774,411)	-8.5%	$118,591	2.2%	$(546,526)	-2.8%	$387,964	2.7%
Stock-based compensation expense		15,985		8,054		35,308		23,874
Restructuring and other charges	(2)	270,335		—		281,009		105,867
Intangible amortization		22,537		9,324		55,881		34,450
Other — impairment of investments	(3)	61,078		—		61,078		—
Other — foreign currency gain on liquidation	(4)	—		—		(9,309)		—
Other — gain on divestiture of operations	(5)	—		—		—		(181,228)
Adjustment for taxes	(6)	654,377		(135)		652,832		(14,680)

Non-GAAP net income		$249,901	2.8%	$135,834	2.5%	$530,273	2.7%	$356,247	2.5%

GAAP provision for (benefit from) income taxes		$677,636	7.5%	$10,089	0.2%	$691,477	3.5%	$(1,224)	0.0%
U.S. deferred tax asset impairment	(6)	(661,274)		—		(661,274)		—
Restructuring and other charges	(6)	5,537		—		5,537		23,012
Intangible amortization	(6)	1,360		135		2,905		341

Non-GAAP provision for income taxes		$23,259	0.3%	$10,224	0.2%	$38,645	0.2%	$22,129	0.2%

See the accompanying notes on Schedule IV attached to this press release.

SCHEDULE III
FLEXTRONICS INTERNATIONAL LTD. AND SUBSIDIARIES
UNAUDITED GAAP CONSOLIDATED BALANCE SHEETS
(In thousands)

	December 31, 2007	March 31, 2007
ASSETS

Current Assets:
Cash and cash equivalents	$1,800,824	$714,525
Accounts receivable, net	3,641,704	1,754,705
Inventories	4,271,688	2,562,303
Deferred income taxes	7,533	11,105
Other current assets	903,315	548,409

	10,625,064	5,591,047

Property and equipment, net	2,603,512	1,998,706
Deferred income taxes	47,828	669,898
Goodwill and other intangibles, net	5,429,531	3,264,320
Other assets	890,154	817,403

	$19,596,089	$12,341,374

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current Liabilities:
Bank borrowings, current portion of long-term debt and capital lease obligations	$35,002	$8,385
Accounts payable	5,835,822	3,440,845
Other current liabilities	2,092,414	1,038,838

Total current liabilities	7,963,238	4,488,068

Long-term debt, net of current portion:
Acquisition Term Loan due 2012 and 2014	1,268,123	—
6 1/2 % Senior Subordinated Notes due 2013	399,622	399,622
6 1/4 % Senior Subordinated Notes due 2014	402,090	389,119
1 % Convertible Subordinated Notes due 2010	500,000	500,000
Zero Coupon Convertible Junior Subordinated Notes due 2009	195,000	195,000
Other long-term debt and capital lease obligations	295,485	10,064
Other liabilities	336,364	182,842

Total shareholders’ equity	8,236,167	6,176,659

	$19,596,089	$12,341,374

SCHEDULE IV
FLEXTRONICS INTERNATIONAL LTD. AND SUBSIDIARIES
NOTES TO RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(1)	To supplement Flextronics’ unaudited selected financial data presented on a basis consistent with Generally Accepted Accounting Principles (“GAAP”), the Company discloses certain non-GAAP financial measures that exclude certain charges, including non-GAAP gross profit, non-GAAP selling, general and administrative expenses, non-GAAP operating income, , non-GAAP provision for income taxes, non-GAAP net income and non-GAAP net income per diluted share. These supplemental measures exclude, among other things, stock-based compensation expense, restructuring charges, intangible amortization, gains or losses on divestitures and certain other items. These non-GAAP measures are not in accordance with or an alternative for GAAP, and may be different from non-GAAP measures used by other companies. We believe that these non-GAAP measures have limitations in that they do not reflect all of the amounts associated with Flextronics’s results of operations as determined in accordance with GAAP and that these measures should only be used to evaluate Flextronics’s results of operations in conjunction with the corresponding GAAP measures. The presentation of this additional information is not meant to be considered in isolation or as a substitute for the most directly comparable GAAP measures. We compensate for the limitations of non-GAAP financial measures by relying upon GAAP results to gain a complete picture of Company performance.

In calculating non-GAAP financial measures, we exclude certain items to facilitate a review of the comparability of the Company’s operating performance on a period-to-period basis because such items are not, in our view, related to the Company’s ongoing operational performance. We use non-GAAP measures to evaluate the operating performance of our business, for comparison with forecasts and strategic plans, for calculating return on investment, and for benchmarking performance externally against competitors. In addition, management’s incentive compensation is determined using these non-GAAP measures. Also, when evaluating potential acquisitions, we exclude the items described below from consideration of the target’s performance and valuation. Since we find these measures to be useful, we believe that investors benefit from seeing results “through the eyes” of management in addition to seeing GAAP results. We believe that these non-GAAP measures, when read in conjunction with the Company’s GAAP financials, provide useful information to investors by offering:
•	the ability to make more meaningful period-to-period comparisons of the Company’s on-going operating results;
•	the ability to better identify trends in the Company’s underlying business and perform related trend analyses;
•	a better understanding of how management plans and measures the Company’s underlying business; and
•	an easier way to compare the Company’s operating results against analyst financial models and operating results of competitors that supplement their GAAP results with non-GAAP financial measures.
The following are explanations of each of the adjustments that we incorporate into non-GAAP measures, as well as the reasons for excluding each of these individual items in the reconciliations of these non-GAAP financial measures:
Stock-based compensation expense consists of non-cash charges for the estimated fair value of stock options and unvested share bonus awards granted to employees and assumed in business acquisitions. The Company believes that the exclusion of these charges provides for more accurate comparisons of its operating results to peer companies due to the varying available valuation methodologies, subjective assumptions and the variety of award types. In addition, the Company believes it is useful to investors to understand the specific impact the application of SFAS 123R has on its operating results.
Restructuring charges include severance, impairment, lease termination, exit costs and other charges primarily related to the closures and consolidations of various manufacturing facilities. These costs may vary in size based on the Company’s acquisition and restructuring activities, are not directly related to ongoing or core business results, and do not reflect expected future operating expenses. These costs are excluded by the Company’s management in assessing current operating performance and forecasting its earnings trends, and are therefore excluded by the Company from its non-GAAP measures.
Intangible amortization consists of non-cash charges that can be impacted by the timing and magnitude of acquisitions. The Company considers its operating results without these charges when evaluating its ongoing performance and forecasting its earnings trends, and therefore excludes such charges when presenting non-GAAP financial measures. The Company believes that the assessment of its operations excluding these costs is relevant to its assessment of internal operations and comparisons to the performance of its competitors.

Gains or losses on divestiture of operations relate to discrete and unusual events associated with the sale of a non-core business of the Company. These gains or losses can vary significantly in size and do not reflect expected future operating impacts; therefore, it is useful to investors to highlight the specific results of these items on the Company’s operating results. The Company’s management excludes these items when evaluating its ongoing performance and forecasting its earnings trends, and therefore excludes such charges when presenting non-GAAP net income.
Other charges or gains consist of various other types of items that are not directly related to ongoing or core business results, such as integration costs associated with restructuring activities undertaken in connection with various business acquisitions, executive separation costs and cumulative foreign exchange adjustments to the cost basis of international entities that have been divested or liquidated. We exclude these items because they do not affect core operations. Excluding these amounts provide investors with a basis to compare Company performance against the performance of other companies without this variability.
Adjustment for taxes relates to the tax effects of the various adjustments that we incorporate into non-GAAP measures in order to provide a more meaningful measure on non-GAAP net income.
With the exception of net income and diluted earnings per share, the Reconciliation of GAAP to Non-GAAP Financial Measures as presented in Schedule II and discussed further below represent results from continuing operations. Net income and diluted earnings per share represent results for both continuing and discontinued operations.
(2)	During the three-month period ended December 31, 2007, the Company recognized restructuring and other charges primarily related to restructuring and integration activities initiated by the Company in an effort to consolidate and integrate the Company’s global capacity and infrastructure as a result of its acquisition of Solectron Corporation. These activities, which included closing, consolidating and relocating certain manufacturing and administrative operations, elimination of redundant assets and reducing excess workforce and capacity, were intended to optimize the Company’s operational efficiency post acquisition.

In addition to the restructuring, integration and other costs described above, the Company also recognized $10.7 million in restructuring charges for employee termination costs in Europe during the nine-month period ended December 31, 2007.

During the nine-month period ended December 31, 2006, the Company recognized restructuring and other charges related to the impairment, lease termination, exit costs and other charges primarily related to the disposal and exit of certain real estate owned and leased by the Company in order to reduce its investment in property, plant and equipment.

(3)	During the three and nine-month periods ended December 31, 2007, the Company recognized other-than-temporary impairment and related charges on certain of its non-core investments, primarily resulting from a divestiture of a certain investment for which the Company expects to receive approximately $57.4 million in cash proceeds during the quarter ended March 31, 2008.

(4)	During the nine-month period ended December 31, 2007, the Company recognized net foreign exchange gains in connection with the divestiture of a certain international entity.

(5)	During the nine-month period ended December 31, 2006, the Company recognized a pretax gain associated with the divestiture of the Company’s Software Development and Solutions business in September 2006.

(6)	The Company recognized non-cash tax expense of $661.3 million during the three and nine-month periods ended December 31, 2007 principally resulting from the Company’s re-evaluation of previously recorded deferred tax assets in the United States, which are primarily comprised of tax loss carry forwards, and the determination that the likelihood that certain deferred tax assets will be realized has decreased because the Company expects future projected taxable income in the United States will be lower as a result of increased interest expense resulting from the term loan entered into as part of the acquisition of Solectron. During the three and nine-month periods ended December 31, 2007 and 2006, the Company also recognized tax benefits related to its restructuring and other activities, and amortization of intangible assets.

During the nine-month period ended December 31, 2006, the Company also recognized $1.3 million in tax benefits related to the amortization of intangible assets attributable to discontinued operations. These tax benefits were offset by $10.0 million in tax expense attributable to discontinued operations associated with the gain recognized on the divestiture of the Company’s Software Development and Solutions business during the nine-month period ended December 31, 2006. Tax benefits and expense attributable to discontinued operations are included as tax adjustments in the Company’s reconciliation of GAAP net income (loss) to non-GAAP net income, but are not included in the Company’s reconciliation of GAAP provision for (benefit from) income taxes to the corresponding non-GAAP measure as GAAP provision for (benefit from) income taxes represents results from continuing operations.

(7)	Return on invested capital (“ROIC”) divides after-tax non-GAAP operating income by an average of net invested capital. After-tax non-GAAP operating income includes after-tax operating income from divested businesses, and excludes intangible amortization, stock-based compensation expense, restructuring and other charges. Net invested capital is defined as total assets less current liabilities and non-operating assets. Non-operating assets include cash and cash equivalents, short-term investments, notes receivable, deferred income tax assets, and other non-operating assets.

We believe ROIC is a useful measure in providing investors with information regarding the Company’s performance. ROIC is a widely accepted measure of earnings efficiency in relation to total capital employed. We believe that increasing the return on total capital employed, as measured by ROIC, is an effective method to sustain and increase shareholder value. ROIC is not a measure of financial performance under generally accepted accounting principles in the U.S., and may not be defined and calculated by other companies in the same manner. ROIC should not be considered in isolation or as an alternative to net earnings as an indicator of performance.

The following table reconciles ROIC as calculated using after-tax non-GAAP operating income to the same performance measure calculated using the nearest GAAP measure, which is GAAP operating income from continuing operations adjusted for taxes. The Company’s ROIC metric for the December 31, 2007 quarter is based on pro forma amounts that include the Company’s actual balances as of September 28, 2007 adjusted for the preliminary purchase allocation for the Company’s acquisition of Solectron. Please refer to the Company’s trended financial statements included in the Investors section of our website for further details.

	Three Month Periods Ended
ROIC	December 31, 2007	September 28, 2007
Non-GAAP	11.9%	11.2%
Restructuring and other charges	-11.0%	-0.7%

GAAP	0.9%	10.5%